Exhibit (b)(2)

PROSPECT STREET® HIGH INCOME PORTFOLIO INC.

ARTICLES OF AMENDMENT

          PROSPECT STREET® HIGH INCOME PORTFOLIO INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:  The Charter of the Corporation is hereby amended so that the par value per share of shares of Preferred Stock of the Corporation is reduced from par value $1.00 per share to par value $.001 per share.

          SECOND:  The aggregate par value of all shares having a par value is $4,000,000 before the amendment and $3,001,000 as amended.

          THIRD:  The foregoing amendment to the Charter of the Corporation does not increase or decrease the number of shares of any class or series of stock of the Corporation.

          FOURTH:  The foregoing amendment to the Charter of the Corporation does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of shares of any class or series of stock of the Corporation.

          FIFTH:  The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors, and the foregoing amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

          IN WITNESS WHEREOF, PROSPECT STREET HIGH INCOME PORTFOLIO INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on March 1, 2001.

(SEAL)

WITNESS: /S/ R. JOSEPH DOUGHERTY Secretary	PROSPECT STREET(R)HIGH INCOME PORTFOLIO INC. By: /S/ JAMES D. DONDERS President

          THE UNDERSIGNED, President of PROSPECT STREET HIGH INCOME PORTFOLIO INC, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/S/ JAMES D. DONDERS President